RULE 424(b)(3)

                               PARKERVISION, INC.


                         SUPPLEMENT DATED MARCH 1, 2001
                                       TO
                        PROSPECTUS DATED JANUARY 2, 1997

                  The following information supplements the information contained in the Prospectus dated January 2, 1997 ("Prospectus"), as supplemented on January 15, 1997, February 12, 1997, February 21, 1997, January 28, 1998, May 13, 1998, March 16, 1999, March 25, 1999, May 17, 1999 and
December 14, 2000 of ParkerVision, Inc. (the "Company") relating to the sale of an aggregate of 810,000 shares of common stock, $.01 par value ("Common Stock"), by certain persons ("Selling Stockholders"). The Underwriters' Warrants, Reg S Warrants and Consultant Options are referred to as the Warrants.

                  The following updates the table under the section "Selling Stockholders" set forth in the Prospectus found on pages 9 and 10, to account for public sales of certain of the shares of Common Stock registered under the registration statement of which the Prospectus forms a part.


                                      Number of
                                       Shares                                               After Offering
                                    Beneficially                               ---------------------------------------
                                        Owned                                  Number of Shares
                                      Prior to           Number of Shares        Beneficially
Name                                 Offering(1)          to be Sold(1)             Owned              % of Class(1)
-----                               ------------         ----------------      -----------------       -------------
Elliot J. Smith                        49,599(2)                36,349             13,250                  *
Cynthia Buckwalter                          523                    423              100                    *
Nancy J. Whitten                       52,332(3)                47,500             4,832                   *
Whale Securities Co., L.P.             16,500(4)(5)             16,500              -0-                    -
Jack Erlanger                         125,000(6)               125,000              -0-                    -
Jack M. Ferraro                       125,000(6)               125,000              -0-                    -
L. Brook Moore                          5,700(7)                 5,000              700                    *
Tiara Investments                      47,500(8)                47,500              -0-                    *
Jewish Communal Fund                      5,781                  5,781              -0-                    *
Ten W                                     3,219                  3,219              -0-                    -
The William G. Walters
Foundation                              3,500(9)                 3,500              -0-                   -0-

*        Less than 1% of class.

(1)    Assumes all the Warrants included herein are exercised.

(2) Represents 36,349 shares of Common Stock issuable upon exercise of outstanding Warrants, 10,000 shares of Common Stock owned directly and 3,250 shares of Common Stock held by Praefero Partners of which Mr. Smith is the general partner.

(3) Includes 47,500 shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include 9,800 shares of Common Stock owned beneficially by Ms. Whitten's husband, over which shares Ms. Whitten disclaims beneficial ownership.

(4) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Mr. William Walters the chairman and principal shareholder of Whale Securities Corp., the general partner of Whale. Mr. Walters, the Chairman and principal shareholder of Whale Securities Corp., disclaims beneficial ownership of such shares. Does not include any shares of Common Stock held by The William G. Walters Foundation, of which Mr. William Walters is the president.

(5) Excludes shares of Common Stock held in any customer account by, and any trading account of, Whale.

(6) Represents 125,000 shares of Common Stock issuable upon exercise of Outstanding Warrants.

(7) Includes 5,000 shares of Common Stock issuable upon exercise of outstanding Warrants.

(8) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Excludes 50,000 shares of Common Stock issuable upon immediately exerciseable options and 75,000 shares of Common Stock issuable upon exercise of options that become exerciseable in the future owned by a principal of Tiara Investments.

(9) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Mr. William Walters, the president of The William G. Walters Foundation.


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